Exhibit 5.1

Our Reference JC000499/JM002002/CLT/PKR	JurisAsia LLC 9 Raffles Place Republic Plaza #29-02 Singapore 048619 20 December 2024
Primech Holdings Ltd. 23 Ubi Crescent Singapore 408579 Board of Directors of Primech Holdings Ltd. Dear Sirs
PRIMECH HOLDINGS LTD. – REGISTRATION STATEMENT ON FORM F-1

1.	We have acted as Singapore legal counsel to the Primech Holdings Ltd. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the resale of 2,000,000 ordinary shares in the capital of the Company (“Offered Shares”) by the selling shareholder identified in the Registration Statement (“Selling Shareholder”) (hereinafter termed the “Resale Offering”).

2.	We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

3.	For the purpose of rendering this opinion, we have examined:

(a)	a copy of the draft Registration Statement;

(b)	a copy of the constitution of the Company (the “Constitution”);

(c)	a copy of the Certificate of Conversion – Private Company to Public Company dated 15 May 2023 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) confirming that the Company did convert to a public company on 11 May 2023;

(d)	a copy of the Certificate Confirming Incorporation of Company dated 15 May 2023 issued by the ACRA confirming that the Company is a public company limited by shares;

(e)	a copy of the Business Profile of the Company dated 20 December 2024 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(f)	copies of the resolutions in writing of the board of directors of the Company dated 29 January 2021, 11 November 2021, 24 November 2021 and 19 December 2024 (the “Board Resolutions”);

(g)	a copy of the minutes by representative of holding company dated 11 November 2021 relating to proceedings of a subsidiary company relating to an extraordinary general meeting of the Company held on 11 November 2021 (together with the Board Resolutions, the “Resolutions”); and

(h)	the shareholder lists of the Company maintained by VStock Transfer, LLC dated 19 December 2024; and

(i)	such other documents as we have considered necessary or desirable in order that we may render this opinion.

4.	Save as expressly provided in paragraph 6 of this opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 3 of this opinion, including the Documents (as defined below).

5.	We have assumed:

(a)	the correctness of all facts stated in all documents submitted to us;

(b)	the genuineness of all signatures (including electronic signatures) and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	that copies of each of the documents (including the Resolutions) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(d)	that the Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

(e)	(i) that the information disclosed by the Business Profile search made on 20 December 2024 (the “ACRA Searches”) of the electronic records of the ACRA against the Company is true and complete, (ii) that such information has not since then been materially altered, and (iii) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches; and

(f)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft.

6.	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is incorporated and validly existing as a public company limited by shares under the Companies Act 1967 of Singapore; and

(b)	the Offered Shares to be offered under the Resale Offering have been duly authorised by the Company and, assuming that such Offered Shares were issued and when delivered by the Selling Shareholder pursuant to the terms of the Resale Offering against payment of the full consideration payable for such shares, are validly issued, fully paid and non-assessable.

7.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Offered Shares means under the laws of the Republic of Singapore that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Resale Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

10.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Resale Offering or otherwise including, but without limitation, any other document signed in connection with the same. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ JurisAsia LLC
JurisAsia LLC

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